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                                                                     Exhibit 5.1

March 25, 2002

I-many, Inc.
511 Congress Street
Portland, ME 04101

     Re: I-MANY, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     I am the Vice President and General Counsel to I-many, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 4,880,537 shares of Common Stock, par value $.0001 per share, of the Company to be resold by certain stockholders (the "Selling Stockholders") of the Company, consisting of (a) 1,100,413 shares of Common Stock now outstanding (the "Outstanding Shares"), (b) up to 3,000,000 shares of Common Stock issuable upon the conversion of shares of Series A Convertible Preferred Stock, $.01 par value per share, of the Company (the "Conversion Shares"), and (c) up to 780,124 shares of Common Stock issuable upon the exercise of certain warrants (the "Warrant Shares") (collectively, the "Shares").

     I have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that I have deemed necessary or appropriate.

     Based upon and subject to the foregoing, I am of the opinion that the Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable; that the Conversion Shares are duly authorized and, upon the conversion of the Series A Convertible Preferred Stock in accordance with the Company's certificate of incorporation, the Conversion Shares will be validly issued, fully paid and nonassessable; and that the Warrant Shares are duly authorized and, upon the exercise of the warrants in accordance with their terms and payment of the exercise price, the Warrant Shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                      Very truly yours,

                                      /s/ Robert G. Schwartz, Jr.
                                      Robert G. Schwartz, Jr.
                                      Vice President and General Counsel